Exhibit 5.1

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Puma Biotechnology, Inc. 10880 Wilshire Blvd, Suite 2150 Los Angeles, CA 90024	Milan
File No. 048623-0001

Re:	Puma Biotechnology, Inc. Registration Statement No. 333-178308; 16,000,000 Shares of Common Stock, Par Value $0.0001 Per Share

Ladies and Gentlemen:

We have acted as special counsel to Puma Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to 16,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), by certain selling stockholders named in the “Selling Stockholders” table included in the Registration Statement (as defined below). The Shares are issued and outstanding as of the date hereof. The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2011 (Registration No. 333–178308) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued and are fully paid and nonassessable.

February 1, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP